EXHIBIT 10.1
DELTA AIR LINES, INC. 2022 LONG-TERM INCENTIVE PROGRAM
AWARD AGREEMENT

Date of this Agreement:
Grant Date:
[Participant]
This Award Agreement (the “Agreement”) describes the terms of your long-term incentive program award (the “Award”) under the Delta Air Lines, Inc. Performance Compensation Plan (the “Plan”) for 2022 (the “2022 LTIP”). Capitalized terms that are used but not otherwise defined in this Agreement have the meaning set forth in the Plan. For this Award to remain effective, you must accept the Award in accordance with Section 9 on or before the date that is 30 calendar days after the date of this Agreement (the “Acceptance Date”). If you do not accept the Award as required, the Award and this Agreement will become void and of no further effect as of 5:00 p.m. Eastern Time on the Acceptance Date.
1.Summary of Award. Your Award will include a Performance Award, performance-based Restricted Stock Units (“PRSUs”) [and a cash Award (“Cash Award”)/Restricted Stock], as described below. Terms applicable to your Award are included in Appendix A to this Agreement.
(a)    Performance Award. You are hereby awarded, on the Grant Date, a Performance Award with a target value of [AMOUNT].
(b)    Performance-Based Restricted Stock Units. You are hereby awarded, on the Grant Date, [NUMBER] PRSUs.
[(c)    Cash Award. You are hereby awarded, on the Grant Date, a Cash Award in the amount of $[AMOUNT]. OR
[c)    Restricted Stock. You are hereby awarded, on the Grant Date above (the “Grant Date”), [NUMBER] Shares of Restricted Stock.]
2.Restrictive Covenants. In exchange for the Award, you hereby agree as follows:
(a)Confidential or Proprietary Information
(i)You acknowledge that, during the term of your employment with Delta Air Lines, Inc. (“Delta” or the “Company”), you had access to, and acquired knowledge of, non-public, secret, confidential and proprietary documents, materials and other information, in tangible and intangible form (including, without limitation, retained mental impressions), of and relating to Delta and its businesses and existing and prospective customers, vendors, partners, investors and associated third parties, and other persons and entities that have entrusted documents, materials or information to Delta in confidence (collectively “Confidential or Proprietary Information”). You hereby agree that you will hold in a fiduciary capacity for the benefit of Delta, and shall not directly or indirectly make use of, on your own behalf or on behalf of others, or disclose to any person, concern or entity, any Confidential or Proprietary Information, whether or not such Confidential or Proprietary Information was developed or compiled by you and whether or not you were previously authorized to access or use such Confidential or Proprietary Information. You understand and agree that Confidential or Proprietary Information developed or compiled by you in the course of your employment with Delta is subject to the terms and conditions of this Agreement as if Delta furnished the same Confidential or Proprietary Information to you in the first instance. You understand and acknowledge that your confidentiality obligations under this Agreement shall continue until five years after your Termination of Employment; provided that the confidentiality obligation for

Confidential or Proprietary Information consisting of Trade Secrets (as defined in Section 2(b)) shall remain in effect for so long as governing law allows.
(ii)For purposes of this Agreement, Confidential or Proprietary Information includes, but is not limited to, any information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to any of the following, whether related to Delta or any existing or prospective customers, vendors, partners, investors or associated third parties of Delta, or of any other person or entity that has entrusted information to Delta in confidence: Trade Secrets; business processes, practices, policies, procedures and methods of operation; product and service development plans and strategies; business development plans and strategies; research development plans and strategies; plans, strategies and agreements related to the sale of assets; marketing and sale of repair and maintenance of aircraft for third parties; marketing, alliance, advertising and sales plans and strategies; techniques, ideas, know-how, concepts, technologies, processes, inventions, discoveries, developments, drawings, sketches, notes, unpublished patent applications, reports and original works of authorship; software, data, databases, algorithms, experimental processes and results; manuals, records, device specifications and configurations; existing or prospective agreements, contracts, negotiations and associated terms, plans and strategies; alliance agreements, plans and processes; pricing information and lists; customer lists, information, plans and strategies; supplier and vendor lists, information, plans and strategies; financial and accounting information, records and projections; financial and advertising plans and strategies; personnel data; compensation and incentive programs for employees; personally identifiable information regarding employees, contractors, applicants and others; and training plans and strategies. You understand and acknowledge that the above list is not exhaustive and that Confidential or Proprietary Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
(iii)The term “Confidential or Proprietary Information” does not include information that has: (A) become generally available to the public by the act of one who has the right to disclose such information; (B) been independently developed and disclosed by others; and (C) otherwise entered the public domain through lawful means. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting confidential or proprietary information.
(b)Trade Secrets
(i)You further acknowledge that, during the term of your employment with Delta, you had access to, and acquired knowledge of, Confidential or Proprietary Information that fits within the definition of “trade secrets” under the law of the State of Georgia and/or the law of the United States, including, without limitation, information regarding Delta’s present and future operations; its financial operations; research and development plans and strategies; marketing plans and strategies; alliance agreements and relationships; its compensation and incentive programs for employees; the business methods used by Delta and its employees and existing and prospective customers, vendors, consultants, partners, investors and other associated third parties; and other information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (each, a “Trade Secret”). You hereby agree that, for so long as such information remains a Trade Secret as defined by Georgia law and/or the law of the United States, you will hold in a fiduciary capacity for the benefit of Delta and will not directly or indirectly make use of, on your own behalf or on behalf of others, any Trade Secret, or transmit, reveal or disclose any Trade Secret to any person, concern or entity. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets.
(ii)You are notified by the virtue of this provision that the Defend Trade Secrets Act of 2016 (the “DTSA”) provides for immunity from liability under any federal or state trade secret law for any confidential disclosure of a trade secret as defined by the DTSA that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if that disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(c)Employee/Customer Non-Solicitation Agreement. During the term of your employment with Delta and during the two-year period following your Termination of Employment, you will not directly or indirectly (on your own behalf or on behalf of any other person, company, partnership, corporation or other entity) (i) employ or solicit for employment any individual who is a management or professional employee of Delta for employment with any entity or person other than Delta or encourage or induce any such person to terminate their employment with Delta or (ii) induce or attempt to induce any customer or prospective customer, supplier, licensee or other business relation of Delta to cease doing business with Delta or in any way interfere with the relationship between Delta and any customer, supplier, licensee or other business relation of Delta. The restrictions set forth in clause (i) shall be limited to those Delta management or professional employees who: (A) were employed by Delta during your employment in a supervisory or administrative job with Delta and (B) with whom you had material professional contact during your employment with Delta.
(d)Non-Competition Agreement
(i)You acknowledge and agree with the following:
(A)Delta competes in a worldwide air transportation market that includes passenger transportation and services, air cargo services, repair and maintenance of aircraft for third parties, vacation wholesale and refinery operations, and Delta’s business is both domestic and international in scope;
(B)    the airlines listed or described below and the related businesses listed on Exhibit 1 hereto are particular competitors to Delta and your employment or consulting with any of the listed or described entities would create more harm to Delta than would your possible employment or consulting with other companies;
(C)    you have been and are closely involved in the planning for or the direction of critical components of Delta’s operation and business and have developed or supplemented your expertise and skills as the result of such activities with Delta, and the use of such skills or disclosure of the details of such skills or knowledge to a competitor of Delta would be detrimental to Delta’s legitimate business interests; and
(D)    the restrictions imposed by this Section 2(d) will not prevent you from earning a livelihood, given both the broad demand for the type of skills you possess as well as the large number of worldwide and domestic passenger and cargo air carriers and related businesses not included in Section 2(d)(ii) or Exhibit 1 hereto.
(ii)    During the term of your employment with Delta and for the two-year period following your Termination of Employment, you will not on your own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, whether as an employee, consultant, partner or in any other capacity, provide services that are the same or similar to the services of the type conducted, authorized, offered or provided by either you or any other executive, key or professional employee of Delta or any of its subsidiaries/divisions on the Grant Date (or within two years prior to your Termination of Employment), to:
(A)    any of the following entities (including any successors thereto), any airline alliances (including Star Alliance and Oneworld) or airline industry associations (including Airlines for America and International Air Transport Association) in which such entity participates, and any partially or wholly owned subsidiary or joint venture of such entity that operates an airline or a business operated by Delta as of the Grant Date: Alaska Air Group, Inc., Amazon Air, American Airlines Group, Inc., Frontier Airlines, Inc., Jet Blue Airways Corporation, Southwest Airlines Co., Spirit Airlines, Inc., United Holdings, Inc., Avianca S.A., Emirates Group, Etihad Airways P.J.S.C., International Consolidated Airlines Group, S.A. or Qatar Airways;
(B)    any passenger or cargo air carrier that is more than 25% owned by Emirates Group, Etihad Airways P.J.S.C. or Qatar Airways;
(C)    if not included in clause (A) or (B) above, any foreign air carrier that operates passenger or cargo service into the United States or its territories more than 35 flights per week for more than six months in any rolling 12-month period; provided, however, this clause (C) shall not apply to employment with LATAM Airlines Group S.A. or Delta profit sharing joint venture partners Aerovías de Mexico, S.A. de C.V. (Aeromexico), Air France KLM Group, Korean Air Lines Co., LTD or Virgin Atlantic Airways Limited; or
(D)    any of the entities listed on Exhibit 1 hereto, provided that you (1) are employed by a Delta subsidiary or you have a significant role with and spend more than 75% of your time providing services to a Delta subsidiary or (2) are employed in Delta’s TechOps or Delta Connection division.
These restrictions will apply to the territory over which you have responsibility on the Grant Date (or had responsibility for at the time of your Termination of Employment), which territory you acknowledge to be co-extensive with the cities encompassed by Delta’s worldwide route structure as it exists as of the Grant Date, or the date of your Termination of Employment, as appropriate.
(iii)    Nothing in this Section 2(d) will restrict your employment in any position, function, or role with any airline or entity not defined in Section 2(d) or Exhibit 1 hereto. Further, notwithstanding anything in this Section 2(d) to the contrary, these restrictions shall not apply to employment with Airco Aviation Services, LLC (“Airco”), or its wholly owned subsidiaries, including DAL Global Services, LLC (d/b/a Unifi Services) for any period during which Delta owns at least 49% of Airco.
(e)Return of Property. You hereby agree that all property belonging to Delta, including records, files, memoranda, reports and personnel information (including corporate records, benefit files, training records, customer lists, operating procedure manuals, safety manuals, financial statements, price lists and the like), relating to the business of Delta, whether in physical or electronic form, with which you come in contact in the course of your employment (hereinafter “Delta’s Materials”) shall, as between the parties hereto, remain the sole property of Delta. You hereby warrant that you will promptly return all originals and copies of Delta’s Materials to Delta at the time your employment terminates.

(f)    No Statements. You hereby agree that you will not, both during the term of your employment with Delta and after your Termination of Employment, (i) make any oral or written statement to the news media, in any public forum, or to any business competitive with Delta concerning any actions or inactions by Delta or any of its current or former subsidiaries or Affiliates or any of their present or former officers, directors, or employees (the “Delta Parties”), relative to the Delta Parties’ compliance with any state, federal or local law or rule or (ii) make any oral or written statement or take any other action that disparages or criticizes the Delta Parties, including, but not limited to, any such statement that damages the Delta Parties’ good reputation or impairs their normal operations or activities.
(g)Cooperation. You hereby agree that you will, both during the term of your employment with Delta and after your Termination of Employment, to the extent requested in writing and reasonable under the circumstances, cooperate with and serve in any capacity requested by Delta in any pending or future litigation or other legal matter in which Delta has an interest and regarding which you, by virtue of your employment with Delta, have knowledge or information relevant to the litigation or matter.
(h)Clawback. If you are an officer of Delta at or above the Vice President level, you hereby agree that if the Committee determines that you have engaged in fraud or misconduct that caused, in whole or in part, the need for a required restatement of Delta’s financial statements filed with the U.S. Securities and Exchange Commission, the Committee will review all incentive compensation awarded to or earned by you, including, without limitation, your Award, with respect to fiscal periods materially affected by the restatement and may recover from you all such incentive compensation to the extent the Committee deems appropriate after taking into account the relevant facts and circumstances. Any recoupment hereunder may be in addition to any other remedies that may be available to Delta under applicable law, including disciplinary action up to and including termination of employment.
(i)Insider Trading Policy. You understand that you are subject to the Delta Air Lines, Inc. Insider Trading Policy, as in effect from time to time, and you are responsible for reading, understanding and complying with the policy, including the prohibitions against hedging and pledging of Delta Common Stock.
(j)Former Employee Vendor Policy. You hereby agree that, during the one-year period following your Termination of Employment, you will be subject to and shall comply with Delta’s Restriction on Former Employees’ Work with Vendors policy, as in effect from time to time.
3.Dispute Resolution
(a)Arbitration. You hereby agree that, except as expressly set forth below, all disputes and any claims arising out of or under or relating to the Award or this Agreement, including, without limitation, any dispute or controversy as to the validity, interpretation, construction, application, performance, breach or enforcement of this Agreement or any of its terms, shall be submitted for and settled by mandatory, final and binding arbitration in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association. Unless an alternative locale is otherwise agreed to in writing by the parties to this Agreement, the arbitration shall be conducted in Atlanta, Georgia. The arbitrator will apply Georgia law to the merits of any dispute or claim without reference to rules of conflicts of law. Any award rendered by the arbitrator shall provide the full remedies available to the parties under the applicable law and shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns and judgment may be entered thereon in any court having jurisdiction. You hereby consent to the personal jurisdiction of the state and federal courts in the State of Georgia with venue in Atlanta for any action or proceeding arising from or relating to any arbitration under this Agreement. The prevailing party in any such arbitration shall be entitled to an award by the arbitrator of all reasonable attorneys’ fees and expenses incurred in connection with the arbitration. However, Delta will pay all fees associated with the American Arbitration Association and the arbitrator. All parties must initial here for this Section 3 to be effective:

___________________ [Participant]

___________________ Delta Air Lines, Inc., Kelley Elliott, Vice President – Total Rewards

(b)Injunctive Relief in Aid of Arbitration; Forum Selection. You hereby acknowledge and agree that the provisions contained in Section 2 are reasonably necessary to protect the legitimate business interests of Delta and that any breach of any of these provisions will result in immediate and irreparable injury to Delta for which monetary damages will not be an adequate remedy. You further acknowledge that if any such provision is breached or threatened to be breached, Delta will be entitled to seek a temporary restraining order, preliminary injunction or other equitable relief in aid of arbitration in any court of competent jurisdiction without the necessity of posting a bond restraining you from continuing to commit any violation of the covenants, and you hereby irrevocably consent to the jurisdiction of the state and federal courts of the State of Georgia, with venue in Atlanta, which shall have jurisdiction to hear and determine any claim for a temporary restraining order, preliminary injunction or other equitable relief brought against you by Delta in aid of arbitration.
(c)Consequences of Breach. Furthermore, you acknowledge that, in partial consideration for the Award described in this Agreement, Delta is requiring that you agree to and comply with the terms of Section 2, and you hereby agree that, without limiting any of the foregoing, should you violate any of the covenants included in Section 2, you will not be entitled to and shall not receive any Awards under the 2022 LTIP as set forth in this Agreement and any outstanding Awards will be forfeited.
(d)Tolling. You further agree that in the event the enforceability of any of the restrictions as set forth in Section 2 are challenged and you are not preliminarily or otherwise enjoined from breaching such restriction(s) pending a final determination of the issues, then, if an arbitrator or upon review of any arbitrator’s decision, a court, concludes that the challenged restriction(s) is enforceable, any applicable time period related to the challenged restriction set forth in Section 2 shall be deemed tolled upon the filing of the arbitration or action seeking injunctive or other equitable relief in aid of arbitration, whichever is first in time, until the dispute is finally resolved and all periods of appeal have expired.
(e)Governing Law. Unless governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of laws of that State.
(f)    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, YOU HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY DISPUTE CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF DELTA OR YOU, OR ANY EXERCISE BY DELTA OR YOU OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. YOU FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR DELTA TO ISSUE AND ACCEPT THIS AGREEMENT.
4.Validity; Severability. In the event that one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such holding shall not affect any other provisions in this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

5.Authority of the Committee. You acknowledge and agree that the Committee has the sole and complete authority and discretion to construe and interpret the terms of this Agreement. All determinations of the Committee shall be final and binding for all purposes and upon all persons, including, without limitation, you and the Company and your heirs and its successors. The Committee shall be under no obligation to construe this Agreement or treat the Award in a manner consistent with the treatment provided with respect to other Awards or Participants.
6.Amendment. This Agreement may not be amended or modified except by written agreement signed by you and Delta; provided, however, you acknowledge and agree that Delta may unilaterally amend the clawback provision set forth in Section 2(h) to the extent required to be in compliance with any applicable law or regulation or Delta’s internal clawback policy, as it may be amended from time to time.
7.Acknowledgement; Electronic Delivery. By signing this Agreement, you (a) acknowledge that you have had a full and adequate opportunity to read this Agreement and you agree with every term and provision herein, including, without limitation, the terms of Sections 2, 3, 4, 5, 6 and, if applicable, Exhibit 1 hereto; (b) agree, on behalf of yourself and on behalf of any designated beneficiary and your heirs, executors, administrators and personal representatives, to all of the terms and conditions contained in this Agreement and the Plan; and (c) consent to receive all material regarding any awards under the Plan, including any prospectuses, from the Company or a third party designated by the Company, electronically with an e-mail notification to your work e-mail address.
8.     Entire Agreement. This Agreement, together with the Plan (the terms of which are made a part of this Agreement and are incorporated into this Agreement by reference), constitute the entire agreement between you and Delta with respect to the Award.
9.    Acceptance of this Award. If you agree to all of the terms of this Agreement and would like to accept this Award, you must sign and date this Agreement where indicated below and, if you do not accept the Award electronically, return an original signed version of this Agreement to the Company’s Executive Compensation group, either by hand or by mail to Department 936, P.O. Box 20706, Atlanta, Georgia 30320, as set forth on page 1 of this Agreement. Delta hereby acknowledges and agrees that its legal obligation to make the Award to you shall become effective when you sign this Agreement.
10.    Fractions. Any calculation under the 2022 LTIP that results in a fractional amount will be rounded to two decimal points.
11.    Potential Reduction in Payments Due to Excise Tax. In the event that a Participant becomes entitled to benefits under this Agreement, then such benefits, together with any payment or consideration in the nature of value or compensation to or for the Participant’s benefit under any other agreement with or plan of Delta, shall be subject to reduction as set forth in Section 4(e) of the Delta Air Lines, Inc. Officer and Director Severance Plan, which relates to the excise tax under Section 4999 of the Code.
12.    Section 409A of the Code. To the extent required to be in compliance with Section 409A of the Code, and the regulations promulgated thereunder (together, “Section 409A”), notwithstanding any other provision of the Plan, (a) any payment or benefit to which a Participant is eligible with respect to the 2022 LTIP, including a Participant who is a “specified employee” as defined in Section 409A, shall be adjusted or delayed and (b) any term of the 2022 LTIP may be adjusted in such manner as to comply with Section 409A and maintain the intent of the 2022 LTIP to the maximum extent possible. More specifically, to the extent any payment provided to a Participant under the 2022 LTIP constitutes non exempted deferred compensation under Section 409A and the Participant is at the time of the Participant’s Termination of Employment considered to be a “specified employee” pursuant to the Company’s policy for determining such employees, the payment of any such non exempted amount and the provision of such non exempted benefits will be delayed for six months following the Participant’s separation from service. Notwithstanding the foregoing, Delta shall not have any liability to any Participant or any other person if any payment is determined to constitute “nonqualified deferred compensation” within the meaning of

Section 409A and does not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A.

* * * *
You and Delta, each intending to be bound legally, agree to the matters set forth above by signing this Agreement, all as of the date set forth below.

DELTA AIR LINES, INC.

By:
Name: Kelley Elliott Title: Vice President—Total Rewards

PARTICIPANT

[PARTICIPANT]
Date:

Exhibit 1
Subsidiary and Company Division Competitors
1.If you are employed by, or you have a significant role with and spend more than 75% of your time providing services to Delta Vacations, LLC, the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 2(d)(ii)(D) of this Agreement: ALG Vacations; Classic Vacations, LLC; Costco Travel; FC USA, Inc.; Sun Country Vacations; and Travel Impressions.
2.If you are employed by, or you have a significant role with and spend more than 75% of your time providing services to Monroe Energy, LLC, the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 2(d)(ii)(D) of this Agreement: PBF Energy Inc. and Phillips 66 Company.
3.If you are employed by, or you have a significant role with and spend more than 75% of your time providing services to Endeavor Air, Inc., the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 2(d)(ii)(D) of this Agreement: Air Wisconsin Airlines Corporation; CommutAir; Envoy Air, Inc.; aha!.; Horizon Air Industries, Inc.; Jazz Aviation , LP; Mesa Air Group, Inc.; Piedmont Airlines, Inc.; PSA Airlines, Inc.; Republic Airways Holdings Inc.; Skywest, Inc.; and Trans States Holdings, Inc.
4.If you are employed by the Company in its TechOps division, the following entities(including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 2(d)(ii)(D) of this Agreement: AAR Corp.; GE Aviation Service Operation LLP, GE Aviation Systems Group Limited, GE Aviation Systems North America, Inc. GE Aviation UK; Honeywell International , Inc.; Hong Kong Aircraft Engineering Company LTD (HAECO) (Americas and international); Lufthansa Technik AG; the MTU Maintenance businesses of MTU Aero Engines (domestic and international); Pratt & Whitney; Singapore Technologies Aerospace Ltd.; and United Technologies Corporation.
5.If you are employed by the Company in its Delta Connection division, the following entities (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 2(d)(ii)(D) of this Agreement: Air Wisconsin Airlines Corporation; CommutAir; Envoy Air, Inc.; ExpressJet Airlines, Inc.; Horizon Air Industries, Inc.; Jazz Aviation , LP; Mesa Air Group, Inc.; Piedmont Airlines, Inc.; PSA Airlines, Inc.; Republic Airways Holdings Inc.; Skywest, Inc.; and Trans States Holdings, Inc.
6.If you are employed by, or you have a significant role with and spend more than 75% of your time providing services to Delta Material Services, LLC, the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 2(d)(ii)(D) of this Agreement: AAR Corp; AerSale, Inc.; AJ Walter Aviation Limited; GA Telesis, LLC; Unical Aviation , Inc.; and VAS Aero Services, LLC.
7.If you are employed by, or you have a significant role with and spend more than 75% of your time providing services to Delta Flight Products, LLC, the following entities, (including the successors thereto) and any corporate parent or any partially or wholly owned subsidiary of such entities shall be included as competitors under Section 2(d)(ii)(D) of this Agreement: Airbus SE; Collins Aerospace; EnCore Aerospace LLC; Gulfstream Aerospace Corporation (excluding corporate parent); Hong Kong Aircraft Engineering Company Limited(HAECO); JAMCO Corporation; Panasonic Avionics Corporation (excluding corporate parent); Safron Group; ST Aerospace Group; Thales Group; and The Boeing Company.

APPENDIX A
The terms of this Appendix A shall apply to the Award set forth in this Agreement. Capitalized terms that are used but not otherwise defined in this Agreement have the meaning set forth in the Plan. For purposes of Appendix A, you are referred to as a “Participant.”
A.    Performance Award
1.    Payout Criteria and Form of Payment. Except as otherwise expressly set forth in this Section A, payment, if any, of a Performance Award will be based on the Company’s performance during the period beginning on January 1, 2022 and ending on and including December 31, 2024 (the “Performance Period”). The actual payout, if any, of a Performance Award will be determined by the Committee pursuant to the achievement of certain performance criteria established by the Committee to measure the Company’s performance during the Performance Period (the “Performance Measures”). A description of the Performance Measures and amounts to be earned, if any, for the various levels of performance, which shall not exceed 200% of the target level, will be communicated to Participants in such manner as the Committee deems appropriate. The payout, if any, of a Performance Award will be made in cash.
2.     Vesting. Subject to the terms of the Plan and all other conditions included in this Agreement, the Performance Award shall vest as of the end of the Performance Period to the extent that the Company’s actual results with respect to the Performance Measures meet or exceed threshold level. Any portion of a Performance Award that does not vest at the end of the Performance Period will immediately lapse and become void.
3.    Timing of Payment. The payout, if any, of a Performance Award that vests under Section A.2 will be made as soon as practicable after the Committee certifies the achievement of the Performance Measures and the payment amount can be finally determined, but in no event later than March 15, 2025, unless it is administratively impracticable to do so and such impracticability was not foreseeable at the end of 2024, in which case such payment shall be made as soon as administratively practicable after March 15, 2025.
4.    Accelerated Vesting/Forfeiture upon Terminations of Employment [Occurring Prior to October 1, 2022]. Effective for Terminations of Employment [that occur prior to October 1, 2022], the Performance Awards are subject to the following terms and conditions:
(a)    Without Cause or For Good Reason. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason, subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company (a “Release”), the Participant’s target Performance Award will be recalculated and will be the result of the following formula (the “Adjusted Performance Award”): S × (T ÷ 36) where,
S = the Participant’s target Performance Award as of the Grant Date; and
T = the number of calendar months from January 1, 2022 to the date of such Termination of Employment (rounded up for any partial month).
Thereafter, the Participant will be eligible to receive a payout, if any, based on the Adjusted Performance Award which will vest and become payable under Sections A.2 and A.3 in the same manner and to the same extent as if the Participant’s employment had continued.
(b)    Voluntary Resignation. Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement) prior to the end of the workday on September 30, 2022, the Participant will immediately forfeit the Performance Award as of the date of such Termination of Employment. In the event a Participant incurs a

Termination of Employment by reason of a voluntary resignation on or after January 1, 2025, subject to the Participant’s execution of a Release, the Participant will remain eligible for any unpaid Performance Award, which award will vest and become payable under Sections A.2 and A.3 in the same manner and to the same extent as if the Participant’s employment had continued.
(c)    Retirement. Subject to Section A.4(f), upon a Participant’s Termination of Employment due to Retirement, subject to the Participant’s execution of a Release, the Participant’s target Performance Award will be recalculated in accordance with the formula set forth in Section A.4(a). Thereafter, the Participant will be eligible to receive a payment, if any, based on the Adjusted Performance Award, which will vest and become payable under Sections A.2 and A.3 in the same manner and to the same extent as if the Participant’s employment had continued.
(d)    Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the Participant’s Performance Award will immediately become vested at the target level and such amount will be paid as soon as practicable thereafter to the Participant or the Participant’s estate, as applicable.
(e)     For Cause. Upon a Participant’s Termination of Employment by the Company for Cause, the Participant will immediately forfeit any unpaid portion of the Performance Award as of the date of such Termination of Employment.
(f)    Retirement-Eligible Participants Who Incur a Termination of Employment for Other Reasons. If a Participant who is eligible for Retirement is or would be terminated by the Company without Cause, such Participant shall be considered to have been terminated by the Company without Cause for purposes of this Agreement rather than having retired, but only if the Participant acknowledges that, absent Retirement, the Participant would have been terminated by the Company without Cause. If, however, the employment of a Participant who is eligible for Retirement is terminated by the Company for Cause, then, regardless of whether the Participant is considered as a retiree for purposes of any other program, plan or policy of the Company, for purposes of this Agreement, the Participant’s employment shall be considered to have been terminated by the Company for Cause.
(g)    Change in Control. Notwithstanding the foregoing and subject to Section 11 of this Agreement, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason on or after a Change in Control but prior to the second anniversary of such Change in Control, subject to the Participant’s execution of a Release, the Participant’s outstanding Performance Award shall immediately become vested at the target level and such amount will be paid to the Participant as soon as practicable. With respect to any Participant who incurs a Termination of Employment by the Company without Cause or who resigns for Good Reason prior to a Change in Control, if a Change in Control occurs thereafter during the Performance Period, such Participant’s Adjusted Performance Award, will immediately become vested and be paid in cash to the Participant as soon as practicable.
[5.    Accelerated Vesting/Forfeiture upon Terminations of Employment Occurring On or After October 1, 2022. Effective for Terminations of Employment that occur on or after October 1, 2022, the Performance Award is subject to the following terms and conditions:
(a)    Qualifying Termination of Employment. Upon a Participant’s Qualifying Termination of Employment (as such term is defined below) , subject to the Participant’s execution of a Release, the Participant will remain eligible for the Performance Award, which award will vest and become payable under Sections A.2 and A.3 in the same manner and to the same extent as if the Participant’s employment had continued.

(b)    Disqualifying Termination of Employment. Upon a Participant’s Disqualifying Termination of Employment (as such term is defined below), the Participant will immediately forfeit any unpaid portion of the Performance Award as of the date of such Termination of Employment.
(c)    Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the Participant’s Performance Award will immediately become vested at the target level and such amount will be paid as soon as practicable thereafter to the Participant or the Participant’s estate, as applicable.
(d)    Change in Control. Notwithstanding the foregoing and subject to Section 11 of this Agreement, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason on or after a Change in Control but prior to the second anniversary of such Change in Control, subject to the Participant’s execution of a Release, the Participant’s outstanding Performance Award will immediately become vested at the target level and such amount will be paid in cash to the Participant as soon as practicable. With respect to any Participant who incurs a Termination of Employment by the Company without Cause or who resigns for Good Reason prior to a Change in Control, if a Change in Control occurs thereafter during the Performance Period, such Participant’s Performance Award will immediately become vested and be paid to the Participant as soon as practicable.
(e)    Death Following Qualifying Termination of Employment. If a Participant dies after incurring a Qualifying Termination of Employment, but before the Performance Award vests and becomes payable under Sections A.2 and A.3, the Participant’s Performance Award will immediately become vested at the target level and such amount will be paid as soon as practicable thereafter to the Participant’s estate.]
[6.    Definitions.
(a)    “Qualifying Termination of Employment” means a Participant’s Termination of Employment (i) by the Company without Cause or (ii) by the Participant with or without Good Reason or by reason of Retirement.
(b)    “Disqualifying Termination of Employment” means a Participant’s Termination of Employment by the Company for Cause.]
B.    Performance Restricted Stock Units
1.    Risk of Forfeiture. Until any PRSUs becomes vested and settled under Section B.3 or B.6, a Participant will not be permitted to sell, exchange, assign, transfer or otherwise dispose of the PRSUs and the PRSUs will be subject to forfeiture as set forth below.
2.    Payout Criteria. Except as otherwise expressly set forth in this Section B, payment, if any, of the PRSUs will be based on the Company’s performance during the relevant performance period. The actual, payout, if any, of the PRSUs will be determined by the Committee pursuant to the achievement of certain performance criteria established by the Committee to measure the Company’s performance during the relevant performance period (the “PRSU Performance Measures”). The actual number of PRSUs that may vest, if any, may range from zero to 300% of the target level based on the level of performance achieved. A description of the RSU Performance Measures and the relevant performance period will be communicated to Participants in such manner as the Committee deems appropriate.
3.     Vesting. Subject to the terms of the Plan and all other conditions included this Agreement, the PRSUs shall vest at the end of the relevant performance period to the extent that the Company’s actual results with respect to the RSU Performance Measures meet or exceed the applicable minimum performance level. Any portion of the PRSUs that does not vest at the end of the relevant performance period will immediately lapse and become void.
4.    Payment; Timing of Settlement. The payment, if any, of the PRSUs that vest under Section B.3 will be made in Shares in an amount equal to the number of vested PRSUs. The vested PRSUs shall be settled as soon as practicable after the Committee certifies the achievement of the PRSU Performance Measures and the payment amount can be finally determined, but in no event later than March 15, 2025, unless it is administratively impracticable to do so and such impracticability was not foreseeable at the end of 2024, in which case such payment shall be made as soon as administratively practicable after March 15, 2025.
5.    Dividend Equivalents. In the event a cash dividend shall be paid with respect to Shares at a time the PRSUs have not vested, the Participant shall be eligible to receive, upon the vesting of the PRSUs, if any, a cash payment equal to the amount of the cash dividend per Share multiplied by the number of the Participant’s vested PRSUs. The vesting provisions under Section B.3 shall apply to any such dividend equivalent, and any resulting cash payment shall be made as soon as practicable after the settlement of the vested PRSUs.
6.    Accelerated Vesting/Forfeiture upon Terminations of Employment [Occurring Prior to October 1, 2022]. Effective for Terminations of Employment [that occur prior to October 1, 2022], the PRSUs are subject to the following terms and conditions:
(a)    Without Cause or For Good Reason. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason, subject to the Participant’s execution of a Release, the Participant’s target PRSU Award will be recalculated and will be the result of the following formula (the “Adjusted PRSU Award”): S × (T ÷ 36) where,
S = the number of PRSUs awarded on the Grant Date; and
T = the number of calendar months from January 1, 2022 to the date of such Termination of Employment (rounded up for any partial month).1
Thereafter, the Participant will be eligible to receive a payment, if any, based on the Adjusted PRSU Award which will vest and become payable under Sections B.3 and B.4 in the same manner and to the same extent as if the Participant’s employment had continued.
(b)    Voluntary Resignation. Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement) prior to the end of the workday on September 30, 2022, the Participant will immediately forfeit the PRSUs as of the date of such Termination of Employment.
(c)    Retirement. Subject to Section B.6(f), upon a Participant’s Termination of Employment due to Retirement, subject to the Participant’s execution of a Release, the Participant’s target PRSU Award will be recalculated in accordance with the formula set forth in Section B.6(a). Thereafter, the Participant will be eligible to receive a payment, if any, based on the Adjusted PRSU Award which will vest and become payable under Sections B.3 and B.4 in the same manner and to the same extent as if the Participant’s employment had continued.
(d)    Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the Participant’s PRSUs will immediately become vested at the target level
1 If this formula results in any fractional unit, the Adjusted PRSU Award will be rounded up to the nearest whole unit.

and such vested PRSUs will be paid in accordance with Section B.4 as soon as practicable thereafter to the Participant or the Participant’s estate, as applicable.
(e)     For Cause. Upon a Participant’s Termination of Employment by the Company for Cause, the Participant’s PRSUs shall be immediately forfeited.
(f)    Retirement-Eligible Participants Who Incur a Termination of Employment for Other Reasons. If a Participant who is eligible for Retirement is or would be terminated by the Company without Cause, such Participant shall be considered to have been terminated by the Company without Cause for purposes of this Agreement rather than having retired, but only if the Participant acknowledges that, absent Retirement, the Participant would have been terminated by the Company without Cause. If, however, the employment of a Participant who is eligible for Retirement is terminated by the Company for Cause, then, regardless of whether the Participant is considered as a retiree for purposes of any other program, plan or policy of the Company, for purposes of this Agreement, the Participant’s employment shall be considered to have been terminated by the Company for Cause.
(g)    Change in Control. Notwithstanding the foregoing and subject to Section 11 of this Agreement, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason on or after a Change in Control but prior to the second anniversary of such Change in Control, subject to the Participant’s execution of a Release, the Participant’s PRSUs shall immediately become vested at the target level and such amount will be paid to the Participant as soon as practicable. With respect to any Participant who incurs a Termination of Employment by the Company without Cause or who resigns for Good Reason prior to a Change in Control, if a Change in Control occurs thereafter during the Performance Period, such Participant’s Adjusted PRSU Award, will immediately become vested and be paid in accordance with Section B.4 to the Participant as soon as practicable.
[7.    Accelerated Vesting/Forfeiture upon Terminations of Employment Occurring On or After October 1, 2022. Effective for Terminations of Employment that occur on or after October 1, 2022, the PRSUs are subject to the following terms and conditions:
(a)    Qualifying Termination of Employment. Upon a Participant’s Qualifying Termination of Employment, subject to the Participant’s execution of a Release, the Participant will remain eligible for the PRSUs, which award will vest and become payable under Sections B.3 and B.4 in the same manner and to the same extent as if the Participant’s employment had continued.
(b)    Disqualifying Termination of Employment. Upon a Participant’s Disqualifying Termination of Employment, the Participant’s PRSUs shall be immediately forfeited.
(c)    Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the Participant’s PRSUs will immediately become vested at the target level and such amount will be paid in accordance with Section B.4 as soon as practicable thereafter to the Participant or the Participant’s estate, as applicable.
(d)    Change in Control. Notwithstanding the foregoing and subject to Section 11 of this Agreement, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason on or after a Change in Control but prior to the second anniversary of such Change in Control, subject to the Participant’s execution of a Release, the Participant’s PRSUs shall immediately become vested at the target level and such amount will be paid to the Participant as soon as practicable. With respect to any Participant who incurs a Termination of Employment by the Company without Cause or who resigns for Good Reason prior to a Change in Control, if a Change in Control occurs thereafter during the Performance Period, such Participant’s Adjusted PRSU Award, will immediately become vested and be paid in accordance with Section B.4 to the Participant as soon as practicable.
(e)    Death Following Qualifying Termination of Employment. If a Participant dies after incurring a Qualifying Termination of Employment, but before the PRSUs vest and become payable under Sections B.3 and B.4, the Participant’s PRSUs will immediately become vested at the target level and such amount will be paid as soon as practicable thereafter to the Participant’s estate.]
[C.    Cash Award
1.    Risk of Forfeiture. Until a Cash Award becomes vested and paid under Section C.3 or C.4, a Participant will not be permitted to sell, exchange, assign, transfer or otherwise dispose of the unvested Cash Award or any interest in the unvested Cash Award, and the Cash Award will be subject to forfeiture as set forth below.
2.    Vesting. Subject to the terms of the Plan and this Agreement, the Cash Award shall vest on May 31, 2023.
3.    Timing of Payment. The payment of a Cash Award that vests under Section C.2 will be made as soon as practicable after the vesting date, but in no event later than March 15, 2024, unless it is administratively impracticable to do so and such impracticability was not foreseeable at the end of 2023, in which case such payment shall be made as soon as administratively practicable after March 15, 2024.
4.    Accelerated Vesting/Forfeiture Upon Terminations of Employment. In addition to the other provisions of the Plan and this Agreement, the Cash Award is subject to the following terms and conditions:
(a)    In General. Unless the Committee determines otherwise, upon a Participant’s Termination of Employment by (i) reason of a voluntary resignation or Retirement or (ii) the Company for Cause, the Participant will immediately forfeit any unpaid Cash Award as of the date of such Termination of Employment.
(b)    Without Cause or For Good Reason. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason, subject to the Participant’s execution of a Release, the Participant’s Cash Award will be recalculated and will be the result of the following formula (the “Adjusted Cash Award”): S × (T ÷ 15) where,
S = the Cash Award amount; and
T = the number of calendar months from January 1, 2022 to the date of such Termination of Employment (rounded up for any partial month).
Thereafter, the Adjusted Cash Award will become immediately vested as of the date of such Termination of Employment and such amount will be paid as soon as practicable thereafter to the Participant. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason, any unvested Cash Award, other than the Adjusted Cash Award portion, shall be immediately forfeited.
(c)    Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the Participant’s Cash Award will immediately vest as of the date of such Termination of Employment, and such amount will be paid as soon as practicable thereafter to the Participant or the Participant’s estate, as applicable.

(d)     Change in Control. Notwithstanding the foregoing and subject to Section 11 of this Agreement, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason on or after a Change in Control but prior to May 31, 2023, subject to the Participant’s execution of a Release, the Participant’s outstanding Cash Award will immediately vest, and such amount will be paid to the Participant as soon as practicable. ]
OR
[C.    Restricted Stock
1.    Restrictions. Until the restrictions imposed by this Section C (the “Restrictions”) have lapsed pursuant to Section C.2 or C.3, a Participant will not be permitted to sell, exchange, assign, transfer or otherwise dispose of the Restricted Stock, and the Restricted Stock will be subject to forfeiture as set forth below.
2.    Lapse of Restrictions—Continued Employment. Subject to the terms of the Plan and this Agreement, the Restrictions shall lapse and be of no further force or effect with respect to one-third of the Shares of Restricted Stock on each of the following dates: (a) February 1, 2023 (“First RS Installment”); (b) February 1, 2024 (“Second RS Installment”); and (c) February 1, 2025 (“Third RS Installment”).
3.    Lapse of Restrictions/Forfeiture upon Terminations of Employment. In addition to the other provisions of the Plan and this Agreement, the Restricted Stock and the Restrictions set forth in this Section A are subject to the following terms and conditions:
(a)    Without Cause or For Good Reason. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he or she is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company (a “Release”), with respect to any portion of the Restricted Stock subject to the Restrictions, the Restrictions shall immediately lapse on the Pro Rata RS Portion as of the date of such Termination of Employment. Upon the Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason, any Restricted Stock that remains subject to the Restrictions, other than the Pro Rata RS Portion, shall be immediately forfeited.
“Pro Rata RS Portion” means, with respect to any RS Installment that is subject to the Restrictions at the time of a Participant’s Termination of Employment, the number of Shares covered by such RS Installment multiplied by a fraction (i) the numerator of which is the number of calendar months2 from the Grant Date to the date of such Termination of Employment, rounded up for any partial month and (ii) the denominator of which is 12 for the First RS Installment, 24 for the Second RS Installment and 36 for the Third RS Installment.3
(b)    Voluntary Resignation. Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement), any portion of the Restricted Stock subject to the Restrictions shall be immediately forfeited.
2 For purposes of this Appendix A, one calendar month is calculated from the date of measurement to the same or closest numerical date occurring during the following month. For example, one calendar month from January 31, 2022 will elapse as of February 28, 2022, two months will elapse on March 31, 2022, and so on.
3 If this formula results in any fractional Share, the Pro Rata RS Portion will be rounded up to the nearest whole Share.

(c)    Retirement. Subject to Section C.3(f), upon a Participant’s Termination of Employment by reason of Retirement, with respect to any portion of the Restricted Stock subject to the Restrictions, subject to the Participant’s execution of a Release, the Restrictions shall immediately lapse on the Pro Rata RS Portion (as defined in Section C.3(a)) as of the date of such Termination of Employment. Upon a Participant’s Termination of Employment by reason of Retirement, any Restricted Stock that remains subject to the Restrictions, other than the Pro Rata RS Portion, shall be immediately forfeited.
(d)     Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the Restrictions shall immediately lapse and be of no further force or effect as of the date of such Termination of Employment.
(e)     For Cause. Upon a Participant’s Termination of Employment by the Company for Cause, any portion of the Restricted Stock subject to the Restrictions shall be immediately forfeited.
(f)    Retirement-Eligible Participants Who Incur a Termination of Employment for Other Reasons. If a Participant who is eligible for Retirement is or would be terminated by the Company without Cause, such Participant shall be considered to have been terminated by the Company without Cause for purposes of this Agreement rather than having retired, but only if the Participant acknowledges that, absent Retirement, the Participant would have been terminated by the Company without Cause. If, however, the employment of a Participant who is eligible for Retirement is terminated by the Company for Cause, then, regardless of whether the Participant is considered as a retiree for purposes of any other program, plan or policy of the Company, for purposes of this Agreement, the Participant’s employment shall be considered to have been terminated by the Company for Cause.
(g)    Change in Control. Notwithstanding the foregoing and subject to Section 11 of this Agreement, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he or she is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate) on or after a Change in Control but prior to the second anniversary of such Change in Control, with respect to any RS Installment that is not then vested, subject to the Participant’s execution of a Release, any Restrictions in effect shall immediately lapse on the date of such Termination of Employment and be of no further force or effect as of such date.
4.    Dividends. In the event a cash dividend shall be paid with respect to Shares at a time the Restrictions on the Restricted Stock have not lapsed, the Participant shall be eligible to receive the dividend upon the lapse of the Restrictions. The Restrictions shall apply to any such dividend.]